Exhibit 10.1

SECOND AMENDMENT TO SUBLEASE

This Second Amendment to Sublease (the “Amendment”) is dated as of the 1st day of May, 2015 (the “Expansion Effective Date”) by and between THE TJX COMPANIES, INC., a Delaware corporation (the “Sublessor”) and HEARTWARE INTERNATIONAL, INC., a Delaware corporation (the “Subtenant”).

W I T N E S S E T H :

WHEREAS, Sublessor and Subtenant are parties to that certain Sublease dated as of October 17, 2013, as amended (to add three thousand nine hundred (3,900) square feet of Common Area to the Demised Premises) by a First Amendment to Sublease dated November 3, 2014 (collectively, the “Sublease”) for certain Demised Premises located within an office park located at 500 Old Connecticut Path in Framingham, Middlesex County, Massachusetts; Capitalized terms used but not defined in this Amendment shall have the same meaning ascribed to such terms in the Sublease; and

WHEREAS, Sublessor and Subtenant have agreed to expand the Demised Premises as further set forth below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.	As of the Expansion Effective Date (defined above), the Demised Premises under the Sublease will be expanded to include an agreed-upon area of twelve thousand four hundred seventy eight (12,478) square feet of floor area (the “Expansion Space”), which is comprised of the sum of (a) ten thousand five hundred seventy five (10,575) square feet located on the north side of the first (1st) floor of Building A and (b) one thousand nine hundred three (1,903) square feet of additional Common Area, in the same building as the Demised Premises described in the Sublease (the “Initial Space”), all as shown on Schedule A attached hereto, and the term “Demised Premises” as used in the Sublease shall collectively refer to both the Initial Space and the Expansion Space. As of the Expansion Effective Date, the plan of the Demised Premises shall be amended by adding Schedule A attached hereto so thereafter all references to the Sublease to the Demised Premises, except where stated otherwise herein, shall be deemed references to both the Expansion Space and the Initial Space. The parties have agreed that neither the Expansion Space nor the Initial Space is subject to remeasurement.

2.	The Expansion Space shall be delivered by Sublessor to Subtenant on the Expansion Effective Date. Parent Landlord has provided its consent to this Amendment in form and substance reasonably satisfactory to Sublessor and Subtenant.

3.

The Expansion Premises shall be delivered on an “As Is” basis (in the condition on the date of this Amendment). All text in the Sublease regarding Sublessor’s Work shall not be applicable to the Expansion Premises. Subtenant acknowledges that it has inspected the Expansion Premises, is fully acquainted with its condition, and agrees to and hereby accepts the Expansion Premises in its “As Is” condition with no representation or warranty directly or indirectly by Sublessor as to the condition or use of the Expansion Premises or its suitability for Subtenant’s proposed improvements thereto, with no promise by Sublessor or its agents to improve or repair the Expansion Premises. To the best of Sublessor’s knowledge, the Expansion Premises is free from hazardous materials in excess of legal limits. Subtenant’s Work shall be completed in good workmanlike manner using materials that are comparable to the materials in other portions of Building A leased by Sublessor.

4.	From and after the Expansion Effective Date until March 1, 2016, no minimum rent shall be due or payable for the Expansion Space. For clarity, following the Expansion Effective Date, Schedule G of the Sublease (‘Minimum Rent’) shall be replaced in its entirety with the amended Schedule G attached hereto and Subtenant shall pay Sublessor minimum rent for the Expansion Space and the Initial Space in accordance with the terms of the amended Schedule G.

5.	As of March 1, 2016, Subtenant will pay its proportionate share of real estate taxes and Common Area Maintenance Charges in accordance with Section 6 of the Sublease. Prior to March 1, 2016, Section 6 of the Sublease shall continue to apply only to the Initial Space.

6.	Subtenant shall pay for all utilities consumed in the Expansion Space beginning on the Expansion Effective Date.

7.	Subtenant shall continue to have a right of first refusal for the remaining space in Building A (in whole or in part, as the case may be) that is offered to other potential subtenants in accordance with Section 35 of the Sublease.

8.	For purposes of clarification, the following provisions of the Sublease shall not be applicable to the Expansion Premises: Sections 4(A), 4(C), 4(D), and 4(E). No text in the Sublease regarding Sublessor’s Work shall be applicable to this Amendment.

9.	Subtenant shall have the right, free of charge and throughout the term of the Sublease, to use all existing furniture, demountable walls, raised floor, under-floor distributed electric, voice-data lines and appliances as existing in the Expansion Space on the date of this Amendment (collectively, the “Sublessor’s Property”), which Sublessor grants on an AS IS WHERE IS BASIS without representation or warranty of any kind. On-going maintenance, repair and reconfiguration of such furniture shall be at the sole cost and expense of Subtenant. Subtenant shall maintain the Sublessor’s Property in the same order and condition as it was received by Subtenant, reasonable wear and tear excepted, and, with the exception of the furniture and personal property (including without limitation demountable walls, whether or not affixed to the Expansion Space), which Subtenant may keep at Subtenant’s option, shall be returned to Sublessor at the expiration or termination of the term of the Sublease in the same order and condition as it was received by Subtenant, reasonable wear and tear excepted.

10.	Sublessor shall provide Subtenant with an allowance of Five Thousand Dollars ($5,000.00) to be used for a fit-plan to be performed by Subtenant’s architect. Sublessor shall reimburse such amount to Subtenant within thirty (30) days of Sublessor’s receipt of an invoice therefor and evidence of such payment to Subtenant’s architect by Subtenant.

11.	Sublessor shall have the right to add supplemental HVAC for their lab and office requirements, subject to compliance with the applicable provisions of the Sublease and the Parent Lease.

12.	Within ten (10) days of the date of this Amendment, Subtenant shall pay to Sublessor a sum equal to the first three (3) months’ minimum rent due under this Amendment which shall be added to the existing Security Deposit as security for the payment of all rents and the performance and observance of all agreements and conditions in this Sublease contained on the part of Subtenant to be performed or observed.

13.	Sublessor and Subtenant represent and warrant to each other that they have not deal with any brokers in connection with the Sublease other than Transwestern/RBJ and R.W. Holmes (collectively, the “Named Brokers”) as brokers in connection with this Amendment, and no other broker or finder is entitled to any commission in connection with this Amendment. The Named Brokers shall be paid by Sublessor in accordance with the terms of a separate brokerage agreement. Sublessor and Subtenant agree to indemnify, defend and hold the other and their employees and agents harmless from and against any claims made by any broker or finder as a result of dealings with the other party other than the Named Brokers for a commission or fee in connection with this Amendment.

14.	Except as expressly amended hereby, all of the terms and conditions of the Sublease shall continue in full force and effect. This Amendment shall bind upon and inure to the benefit of each of the parties hereto and their respect successor and assigns. Subtenant warrants, represents and agrees that (i) neither it nor any of its affiliates is currently the subject of any preceding under federal or state bankruptcy, receivership, insolvency or similar laws, (ii) no consents of third parties (including any lender) are necessary for the execution and performance of this Amendment by Subtenant, and (iii) no party other than Subtenant has Subtenant’s interest in the Sublease. Subtenant shall defend, indemnify and save harmless Sublessor from and against all losses, claims, demands, damages, liabilities, costs, judgments and reasonable attorneys’ fees resulting from a breach of or any inaccuracy in any of the representations, warranties and agreements set forth in this Paragraph 14.

IN WITNESS WHEREOF, each of the parties hereto has executed this Amendment as of the day and year first written above.

THE TJX COMPANIES, INC.,
a Delaware corporation

By:	/s/ John Klinger
John Klinger
Senior Vice President, Corporate Controller

By:	/s/ Mary B. Reynolds
Mary B. Reynolds
Senior Vice President-Finance And Treasurer

HEARTWARE INTERNATIONAL, INC., a Delaware corporation

By:	/s/ Peter McAree
Peter F. McAree
Senior Vice President and Chief Financial Officer

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